Exhibit 5.1

February 13, 2024

Digital Health Acquisition Corp.

980 N Federal Hwy #304

Boca Raton, FL 33432

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Digital Health Acquisition Corp., a Delaware corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2022 (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”) in connection with the registration of 10,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Registered Securities”). The Registered Securities are to be issued pursuant to the Third Amended and Restated Business Combination Agreement, dated as of November 21, 2023 and as further amended on February 13, 2024 (the “Business Combination Agreement” and the transactions contemplated hereby “Business Combination”) by and among the Company, DHAC Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, DHAC Merger Sub II, Inc., a Texas corporation and wholly owned subsidiary of DHAC, VSee Lab, Inc., a Delaware corporation, and iDoc Virtual Telehealth Solutions, Inc., a Texas corporation. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (i) the Amended and Restated Certificate of Incorporation of the Company dated November 3, 2021, and as amended on October 26, 2022, September 8, 2023, and November 6, 2023, (ii) the form of Second Amended and Restated Certificate of Incorporation of the Company in connection with the Business Combination, (iii) the form of Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock in connection with the Business Combination, (iv) the Company’s Bylaws, (v) the form of Amended and Restated Bylaws of the Company in connection with the Business Combination, (vi) the Business Combination Agreement and the concurrent transaction documents, (vii) resolutions of the board of directors of the Company with respect to the Business Combination, and (viii) the Registration Statement.

695 Town Center Drive 14th Floor, Costa Mesa, California 92626 Telephone: 714.371.2500 Fax: 714.317.2550

Albany | Boston | Chicago | Los Angeles | New York | Orange County | Sacramento | San Francisco | Silicon Valley | Washington, D.C.

Digital Health Acquisition Corp.

February 13, 2024

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein and have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation, and we have relied as to factual matters upon the representations, warranties and other statements made in the Business Combination Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, provided that the Company adopts the proposed Certificate of Incorporation and Bylaws and takes all necessary corporate action to duly authorize the Registered Securities, the Registered Securities will be validly issued, fully paid, and nonassessable when issued pursuant to the Business Combination Agreement.

The opinion expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Registered Securities. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Digital Health Acquisition Corp.

February 13, 2024

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

The opinion included herein is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP